Exhibit 10.2

LEASE CONTRACT OF A COMMERCIAL BUILDING

By means of this private agreement, effective for all legal purposes, between Elettra Real Estate S.r.l, with registered office in via Bertani 6, Milan (tax code and VAT number 13240790967 / REA MI - 2711312), represented by its temporary legal representative, Mauro Arigossi (tax code RGSMRA58C25C933Q), domiciled for this purpose at the registered office of the above mentioned company (hereinafter, the “Lessor”), and Alfamation S.p.A. with registered office in via Cadore no. 21, 20851, Lissone (MB), Italy, tax code and VAT number , REA MB-1359106, represented by its legal representative Mr. Richard Nick Grant, Jr born in Kentucky (USA) on 12/08/1969, tax code GRNRHR69M12Z404M and domiciled for this purpose at the registered office (hereinafter, the “Lessee”),

WHEREAS

A.

The Lessor owns a building, located in Lissone, Via Cadore 21, consisting of two industrial sheds, laid out on the ground and first floor, with warehouses, offices, services and an openspace, and the relevant courtyard area provided with a power cabin;

B.	The Lessee has shown its intention to lease the property, located within the above mentioned sheds and the external area, identified at the Building Register of Lissone as follows:

a.	sheet 37, map 138, sub 704, stapled with the maps 239 sub 702, 240 sub 702, 287 sub 2 – Via Cadore n. 21 – p T-1 – class D7 [shed 1];
b.	sheet 37, map 138, sub 701 – Via Cadore n. 21 – p. T-1 – class D7 [shed 2];
c.	sheet 37, map 287, sub 1 – Via Cadore n. 21 – p T – class D1 [Power Cabin].

C.

The Lessor reserves the right to use and – if they so wish – physically separate a portion of the leased property (two offices plus hall with private entrance, located at the first floor of the industrial shed identified above as “shed 1”, as well as a single-car parking space in the relevant courtyard area). The Lessee expressly accepts and agrees to this,

COVENANT AND AGREE THE FOLLOWING

1]

Elettra Real Estate S.r.l. leases, at a price based on the specific surface area size, to Alfamation S.p.A., which accepts, the properties identified above, being understood that, in the event the option to physically separate the portion of the leased property – according to Premise C above - is exercised, the parties, by mutual agreement, will modify the surface area of the leased property accordingly.

2]	The surface areas of the leased property are:

Assembly/ Warehouse	m²	2,200.00
Operating Offices PT – P1	m²	730.00
Open Space P1	m²	85.00
External Area	m²	1000.00
Assembly/Warehouse	m²	600.00
Office PT – P1	m²	180.00
Power cabin/counters	m²	24.00
Total	m²	4,819.00

3]    The lease will last 6 (six) years starting from 1 March 2024 and shall be understood as tacitly renewed for the same period, unless notice is sent by means of registered letter or certified e-mail at least 12 (twelve) months before its expiry, without prejudice to the provisions of Articles 28 last clause and 29 of Law no. 392 of 27.7.1978.

At the end of the 1 year of the lease, pursuant to and for the purposes of Art. 27, paragraph 7, of Law 392/78, the Lessee is entitled, at any time, to early terminate the agreement after sending registered letter or certified e-mail giving notice of at least 12 (twelve) months. This early termination clause shall also apply to the lease tacitly renewed for an additional 6 years.

4]    The annual lease fee, based on the surface area size as identified above, is mutually agreed at € 54/sqm for a total amount of €260,000.00 (EUR two hundred, sixty thousand /00), plus VAT, to be divided into 2 (two) equal amounts and paid in advance to the Lessor at the beginning of each semester starting from 1 March 2024.

All the payments must be made by means of bank transfer to the Lessor’s account, using the IBAN code IT86 M032 5020 4000 1000 0187 616 at Banca Credem.

Pursuant to Art. 32 of Law 392/78, the parties agree that, starting from the second year of lease, the above mentioned fee will be updated with reference to changes in the purchasing power of the Euro. This update, calculated annually, will be equal to the maximum amount required by law and ascertained by ISTAT (Italian Statistic Office), of the consumer price index for blue-collar and white-collar families. The data published in the Official Gazette relating to the month of December of each year will be used as reference data, pursuant to Art.81 of Law no. 392 of 27.7.78.

The Lessee undertakes to pay the ISTAT update even without any previous request or determination by the Lessor.

5]    The Lessee is responsible for the management and service charges of the leased property, to be paid in the same ways and at the same deadlines defined above for lease fees, calculated on the basis of the sum of the surface area for offices and any communal areas, subject to adjustment at year end depending on the general final balance of expenses.

6]    The Lessee cannot for any reason delay the payment of the lease fees and of the ancillary charges defined above. Failure to pay within 20 (twenty) days from the due date will imply ipso iure the termination of the agreement pursuant to art. 1456 of the Italian Civil Code.

The delayed payment of the lease fees and of the charges will generate the obligation for the Lessee to pay, in addition to the amount owed for the fee and ancillary charges, interest on arrears to be calculated, with effect from the occurrence of the delay and without any need for prior formal notice, in the conventional amount defined by Art. 1284, 4th clause of the Italian Civil Code (interest rate equal to that defined by the special legislation regarding payment delays in commercial transaction).

7]    To guarantee all obligations undertaken by them in signing this agreement, the Lessee shall pay to the Lessor 65,000.00 Euro (sixty-five thousands/00 Euro), equal to three months’ lease fees. Such non-interest bearing security deposit, as above described, shall be returned at the end of the lease after having inspected the condition of the property, and ascertained that the Lessee has complied with all contractual obligations. More precisely, 30 days after the contract has terminated and the property actually returned, and after any payment due – non excluded, including any compensation for damages caused to the property – has been carried out, the Lessor shall return said sum to the Lessee.

8]    The properties covered by this agreement are leased for the sole industrial use and warehouse with attached offices, with express prohibition to change their designated usage. The Lessor hereby guarantees that such buildings are compliant with the applicable building regulations and zoning/town planning regulations, and that the official certificates proving such compliance (“certificato di agibilità”, “licenza o concessione edilizia”, “certificazione energetica” ) are in their possession.

9]    Pursuant to and for the purposes of Articles 34, 38 and 40 of Law 392/78, the Lessee declares that an activity is carried out in the buildings which does not imply direct contact with the general public of users and consumers.

10]    It is prohibited for the Lessee to sublease or totally or partially transfer the properties without the prior consent of the Lessor, except for that provided by Art. 36 of Law 392/78.

11]    The Lessee receives the leased properties in their current condition and legal status, as they have been seen and liked and, in taking over their custody, declares that they have been examined and found suitable for its own use. The Lessor represents and warrants that the leased properties are in a good state of maintenance and preservation and have been build according to the applicable regulations.

12]    The Lessee, as a business owner, expressly acknowledges that any building work which may be necessary to carry out its business in the leased buildings (by way of example, without limitation, the following is indicated: internal or external changes; construction of toilets; making systems safe; fulfilling requirements pursuant to Legislative Decree 81/2008; fulfilling requirements of the fire prevention rules; fulfilling requirements regarding discharges in general, for the purposes of containing polluting fumes, vapours, odours, noises, discharges, etc.) will be to the Lessee’s sole charge, exempting the Lessor from any charge, expenditure or liability in this respect.

13]    The Lessee undertakes to request the prior consent of the Lessor to carry out any building work that may regard the buildings and to refrain from carrying out building work that, in any case, requires prior planning permission. Therefore, any addition and/or improvement and/or anyway any other innovation cannot be carried out by the Lessee without the prior written consent of the Lessor, who will be in any case exempt from any charge, expenditure or liability in this respect. Any addition and/or improvement and/or other innovation whatsoever made to the property – even if approved by the Lessor – shall remain of the Lessor’s property completely free of charge.

14]    Any ordinary maintenance work regarding the leased properties is to be fully paid by the Lessee, as are costs regarding the internal cleaning of the leased buildings, the tax for waste collection and any other expenditures which are not listed in the management and service charges when they belong solely to the Lessee, and have been adequately proved and quantified.

The Lessee, pursuant to Art. 1609 of the Italian Civil Code, will also pay for small maintenance repairs or those arising from deterioration caused by use. If the Lessee does not pay for them, the Lessor will pay and will debit the corresponding cost. In turn the Lessee, notwithstanding the provisions of Art. 1584 of the Italian Civil Code, hereby expressly waives a reduction of the fee to be paid and any indemnity and payment for damages.

Pursuant to articles 1576 and 1621 of the Italian Civil Code, the costs for any major maintenance works – or works other than ordinary maintenance – shall be borne by the Lessor.

15]    The Lessee shall be considered guardian of the property and expressly exempts the Lessor from any liability for damages that may result from an act or omission of a third party.

The Lessee also discharges the Lessor from any damages or liability that may be incurred by the Lessee, also towards third parties, for performing in the Lessor’s buildings the activities for which they have been built, with particular reference to potential damage connected with emissions of fumes, noise, odours, etc.

16]    The Lessee also undertakes to support all the insurance costs, under the terms and conditions of the Insurance agreement in place, to guarantee the buildings which are the object of the lease from:

a)

“Lease risk” for fire, collapse, damage, lightning, water spillage, search for failures and their repairs, and from any natural event, including exceptional catastrophes, or determined by people also with respect to malicious acts, revolutions, riots, war events, etc.;

b)	“Third party claim because of fire”;
c)	“Liability for damage caused to third parties”, including property tenancy, to keep the Lessor exempt from any charge and/or liability to pay damages to it or to third parties.

The Lessor reserves the right to ask the Lessee at any time for a statement of the insurance company stating the validity of the above-mentioned policies and a copy of the documents that prove the punctual payment of the relevant premiums for the entire term of the lease.

The Lessee must give the Lessor a copy of the above-mentioned policies and of their subsequent renewals and/or updates, no later than 30 days from the date of their first stipulation and from that of subsequent renewals and/or updates.

17]    The Lessee acknowledges that it has received from the Lessor all the information regarding the energy performance of the leased building units and the documents (including the certification drafted pursuant to the provisions of Legislative Decree 63 of 4 June 2013, converted by means of Law 90 of 3 August 2013 and subsequent amendments) on the certification of energy performance [APE] of the above-mentioned buildings and that it has nothing to object with regard to this;

18]    Failure by the Lessee to comply with the covenants as per previous clauses sub 5), 6), 9), 11), 12) 13), 16), 17), will cause, ipso iure, the termination of the agreement pursuant to Art. 1456 of the Italian Civil Code, with any subsequent compensation charge to be borne by the same.

19]    If the lease terminates following notice, withdrawal or non-fulfilment by the Lessee, the latter undertakes to give back to the Lessor the properties, free from people and personal goods, within 45 days starting from:

i)	the date of the natural end of the agreement, in case of termination;
ii)	the end of the term of notice, in case of withdrawal of the Lessee;
iii)	the date of receipt of the notice of termination of contract due to non-fulfilment.

While this term is pending, the Lessee, as an indemnity for the occupancy without title of these properties, must pay to the benefit of the Lessor an amount equal to the most recent lease fee paid, divided by 365 and multiplied by the days of actual occupancy, up to a maximum of 365 days.

In case of non-compliance with the deadline of 45 days as defined above, the Lessee will pay the Lessor, as a penalty for the delayed return of the building, an amount equal to twice that owed for the indemnity of occupancy without title, calculated following the same criterion referred to in the previous part above, for each day of accrued delay.

The Parties agree that the Lessee may also terminate this contract for the breach of any of the material terms and conditions of this contract by the Lessor which the Lessor failed to remedy within 45 days from receipt of a notice from Lessee in that regard. In the event of such termination of this lease, the Lessor shall be liable to return all payments, deposits and guarantees, if any, received from the Lessee in advance for the remaining period of the lease.

20]    For any dispute that may arise with respect to the interpretation, application and execution of this agreement, the competent Court is the one where the building is located.

21]    Stamp duties must be fully paid by the Lessee; those for the registration of this agreement and for any renewal must be paid by the Lessee and the Lessor equally.

22]    The present contract is regulated by Italian Laws. For any matter not expressly provided for in this agreement, reference must be made to Title I, Clause II, of Law 27/7/1978 no. 392 and to the provisions of the Italian Civil Code as applicable.

23]    The Parties adhere to the principles set out by EU Regulation 2016/679 on personal data protection (“GDPR”) and by Italian Legislative Decree 196/2003, as subsequently amended by Legislative Decrees 51/2018 and 101/2018 and subsequent amendments (hereinafter referred to as “Privacy Code” and, jointly with the GDPR and any relevant applicable measures or decisions on the same subject adopted by the Privacy Authority (Autorità Garante per la Protezione dei dati personali), the “Privacy Laws and Regulations”). Parties hereby declare that any personal data that should come to their knowledge or into their possession shall be handled only for the purposes of executing this agreement and complying with any tax, accounting or administrative obligations therewith connected, as well as any other law or obligation arising from it, whether directly or indirectly.

The Parties to this agreement acknowledge that the handling of the above mentioned data is compulsory, as it is an activity necessary to the fulfilment of contractual obligations, and that failure to provide such data could prevent this agreement from being perfected. Parties also undertake to handle the data in compliance with the principles of fairness, lawfulness and transparency, only collecting and storing them for specific, explicit and legitimate purposes and ensuring that they are relevant, complete and not excessive in relation to the purposes for which they are collected and/or subsequently handled, in full compliance with the Privacy Laws and Regulations.

In particular, each Party to this agreement hereby expressly consents to the entering of its data, and the data of its employees and co-workers, in the other Party’s database, also authorising the other Party to handle and communicate the data to third parties, should this become necessary for any of the following purposes connected with this agreement: (a) fulfilment of specific tax or accounting obligations; (b) handling of the contractual relationship or performance of the agreement and compliance with the arising obligations, as well as with the relevant information issues (c) activities connected with the purpose of complying with obligations set out by European laws, rules or regulations, or by legitimate competent Authorities; (d) management of claims, disputes and litigation; (e) production of statistics and research for internal and reporting purposes (e.g. checking for compliance with firm standards, etc.) (f) internal inspection activities.

The Parties shall handle the data manually or electronically, following specific technical and procedural measures so as to ensure an adequate level of protection in relation to the risks, as provided by the Privacy Laws and Regulations.

Parties hereby acknowledge that their data will be handled by the other Party within the European Economic Area. Should one of the Parties wish to transfer the data handled in connection with this agreement to a country outside of the European Economic Area, it shall timely inform the other Party.

The Parties to this agreement – and their employees and co-workers involved in the performance of such agreement – are guaranteed the rights expressly provided by the Privacy Laws and Regulations, pursuant in particular to articles 15-21 of the GDPR, including the right to obtain confirmation of the existence of one’s personal data and to access their content and know their origin; check their accuracy and obtain their update, rectification if incorrect or incomplete, cancellation or transformation in an anonymous form; obtain limitation of their handling if they have been handled unlawfully, or object – for any legitimate reason – to their handling by notifiying in writing the other party, controller of the data; obtain their transfer (i.e., request to be provided with the data, or that the data be transferred to another controller in a structured, readable form) or bring a claim or appeal before the Privacy Authority (Autorità Garante per la Protezione dei dati personali), or send an alert or notification to the same, if the necessary conditions are met.

With regard to the data collected for the purposes of, or in connection with this agreement, the Parties undertake – each for what falls within its competence – to maintain their confidentiality and to take all technical and organizational measures set out by the Privacy Laws and Regulations to protect such data from accidental or illegitimate destruction, loss, damage, alteration, disclosure, unauthorized use or any other illegitimate or unauthorized handling.

Each Party acknowledges that the other party shall be – each for what falls within its competence – the independent Data Controller responsible for the data collected and handled in connection with the performance of this agreement.

The Parties also undertake to ensure that all of their employees and/or co-workers involved in the execution and performance of this agreement comply with the Privacy Laws and Regulations, including the provisions regarding the safety and confidentiality of personal data.

Lissone, 12 March 2024

Lessor Elettra Real Estate S.r.l.	/s/ Mauro Arigossi (Mauro Arigossi)

Lessee Alfamation S.p.A.	/s/ Richard N. Grant, Jr. (Richard Nick Grant, Jr)